Exhibit 99.1

Del Monte Foods Company	NEWS RELEASE
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE FOODS COMPANY REPORTS
FISCAL 2007 FOURTH QUARTER AND FULL YEAR RESULTS
SAN FRANCISCO, June 14, 2007 - Del Monte Foods Company (NYSE: DLM):
Announcement Highlights
•	Reported fourth quarter net sales growth of 17.6% and diluted EPS from continuing operations of $0.18 (includes $0.04 for transformation and integration) compared to $0.21 in Q4F06.

•	Reported full year 2007 net sales growth of 13.9% and diluted EPS from continuing operations of $0.55 (includes $0.19 for transformation, integration and purchase accounting) compared to $0.67 in F06.

•	Announces F08 guidance. Expects net sales growth of 5% to 7% over F07 sales of $3.4 billion and diluted EPS from continuing operations of $0.70-$0.74 (including $0.08 for transformation) compared to F07 of $0.55 (which included $0.19 for transformation, integration and purchase accounting).
Del Monte Foods Fourth Quarter Results
Del Monte Foods today reported net sales for the fourth quarter fiscal 2007 of $940.1 million compared to $799.2 million last year, an increase of 17.6%. Income from continuing operations was $36.8 million, or $0.18 EPS, compared to $41.7 million, or $0.21 EPS in the previous year. Results for fourth quarter fiscal 2007 included $0.03 of transformation-related expenses and $0.01 of integration expense.
“This quarter and full year’s solid financial performance were driven by the ongoing successful execution against our strategic objectives,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “In fiscal 2007 Del Monte made several structural changes which substantially improved the earning potential and competitiveness of our company. The successful acquisition and integration of Meow Mix and Milk-Bone significantly enhanced the growth and earnings profile of our overall Company and significantly upgraded our competitive strength in Pet

Products. In addition, successful pricing actions coupled with our internal cost reduction initiatives and the transformation plan enabled us to address significant inflationary cost pressures during the year and going forward. We are extremely pleased with the performance of the pet acquisitions, which continue to exceed expectations. Overall, we continued our solid track record of generating strong cash flow well ahead of our fiscal 2007 guidance. We still however must deal with challenges, including inflationary cost pressures and our StarKist Seafood business. Despite these ongoing headwinds, we believe we have the foundation in place to deliver strong F08 performance.”
The 17.6% increase in net sales was driven by the acquisitions of Meow Mix and Milk-Bone. Growth from new products and pricing also contributed to the increase in net sales. These gains were partially offset by volume declines.
Fourth quarter EPS from continuing operations of $0.18 was down $0.03, which included the impact of the $0.04 of transformation-related expenses and integration expense mentioned above. Pricing actions and recent pet acquisitions (net of related interest expense) favorably impacted EPS. Partially offsetting these gains were higher costs, lower volume and higher trade spending.
Reportable Segments — Fourth Quarter Results
Consumer Products
For the fourth quarter, Consumer Products net sales were $594.9 million, an increase of 3.7% from net sales of $573.4 million in the prior year period. Del Monte Brands net sales increased by 6.8%, due primarily to an increase in fruit sales, resulting mainly from positive pricing actions and increased sales and distribution in new products including Del Monte Fruit Naturals, Del Monte No Sugar Added Fruit, and Del Monte Fruit Chillers as well as opportunistic volume in low-margin, non-grocery channels. StarKist Seafood business performance continued to decline, as net sales decreased by 4.2% primarily due to lower volume resulting from pricing and other factors.
Consumer Products operating income decreased 33.0% from $59.1 million in the fourth quarter fiscal 2006 to $39.6 million in the fourth quarter fiscal 2007. In Del Monte Brands, pricing actions largely covered expected inflationary and other operational costs (including logistics and raw product). However, additional costs including higher trade spending and the impact of the Pacer arbitration decision in fourth quarter fiscal 2007 contributed to the decline in Consumer Products operating income. In StarKist Seafood, higher inflationary and other operational costs (including fish) and lower volume across the business negatively impacted Consumer Products operating income.
Pet Products
For the fourth quarter, Pet Products net sales were $345.2 million, an increase of 52.9% over net sales of $225.8 million in the prior year period. The increase was driven by the Meow Mix and Milk-Bone acquisitions. Growth from new pet products, including 9Lives Daily Essentials, Kibbles ‘n Bits Brushing Bites and Pup-Peroni Ribs, as well as pricing also positively contributed to the increase in net sales. These gains were partially offset by lower volume driven primarily by reduced volume from the pet recall largely involving low-margin products, as well as from a shift in promotional timing on pet snacks from Q4 to Q3 fiscal 2007, and competitive marketing dynamics in dry dog.

Pet Products operating income increased 61.8% from $41.1 million in fourth quarter fiscal 2006 to $66.5 million in fourth quarter fiscal 2007. The increase reflected the positive impact of the Meow Mix and Milk-Bone acquisitions net of integration expense. Pricing was also a positive contributor. Partially offsetting these positive factors were the negative impact of lower volume driven by the factors mentioned above, as well as higher raw product costs related to the recent ethanol-related cost escalation.
Del Monte Foods Full Year Ended April 29, 2007 Results
The Company reported net sales for fiscal 2007 of $3,414.9 million compared to $2,998.6 million last year, an increase of 13.9%. Income from continuing operations was $113.0 million, or $0.55 EPS, compared to $137.0 million, or $0.67 EPS in the previous year. Results for fiscal 2007 included $0.11 of transformation-related expenses, $0.04 of integration expense, and $0.04 of purchase accounting impact.
The 13.9% increase in net sales was driven by the Meow Mix and Milk-Bone acquisitions. Growth from new products and pricing also contributed to the increase in net sales. These gains were partially offset by lower volume driven primarily by competitive marketing dynamics and elasticity in pet food, pricing elasticity in the Consumer Products business, overall business performance in StarKist Seafood and lower volume in vegetables (primarily resulting from the loss of volume from the sale of a perpetual license for S&W beans).
EPS from continuing operations of $0.55 was down $0.12, which included the impact of $0.19 of transformation-related expense, purchase accounting, and integration expense mentioned above. Pricing actions and the pet acquisitions (net of related interest expense) and lower taxes favorably impacted EPS. Partially offsetting these gains were higher costs, lower volume, higher interest expense, and higher trade spending.
Fourth Quarter and Full Year Fiscal 2007 EPS

	Q1A	Q2A	Q3A	Q4A	F07A1

Fiscal 2007	$0.04	$0.12	$0.22	$0.18	$0.55
Includes:
F07 Transformation-related expenses	($0.03)	($0.03)	($0.02)	($0.03)	($0.11)
F07 Integration expense	($0.01)	($0.02)	($0.01)	($0.01)	($0.04)
F07 Purchase accounting impact	($0.01)	($0.01)	($0.01)	($0.00)	($0.04)

	Q1A	Q2A	Q3A	Q4A	F06A1

Fiscal 2006	$0.06	$0.18	$0.22	$0.21	$0.67

1.	May not sum due to rounding

Outlook
First Quarter Fiscal 2008
For the fiscal 2008 first quarter, the Company expects to deliver sales growth of approximately 5% to 7% over net sales of $674.1 million in the first quarter of fiscal 2007. Diluted EPS from continuing operations is expected to be approximately $(0.02) to $0.02, including $0.01 of transformation-related expenses, as compared to $0.04 in the first quarter of fiscal 2007, which included $0.05 of transformation-related expense, purchase accounting impact, and integration expense.
Factors Impacting Guidance

Q1E
Fiscal 2008	($0.02)-$0.02
Includes:
Q1F08 Transformation-related expense	($0.01)
Q1F08 Integration expense	—
Q1F08 Purchase accounting impact	—
Q1A
Fiscal 2007	$0.04
Includes:
Q1F07 Transformation-related expense	($0.03)
Q1F07 Integration expense	($0.01)
Q1F07 Purchase accounting impact	($0.01)
Fiscal 2008
For fiscal 2008, the Company expects sales growth of 5% to 7% over fiscal 2007 net sales of $3,414.9 million. Fiscal 2008 net sales growth is expected to be driven primarily by growth across the Company’s portfolio, in particular the Meow Mix and Milk-Bone acquisitions. During the fourth quarter, the Company announced additional pricing actions effective April 30, 2007 in Pet Products in response to higher raw ingredient costs related to the demand for ethanol.

The Company expects fiscal 2008 diluted EPS from continuing operations to be $0.70 to $0.74, including $0.08 of transformation-related expenses. The Company reported $0.55 diluted EPS from continuing operations in fiscal 2007, which included $0.19 of transformation-related expense, purchase accounting impact and integration expense.
Factors Impacting Guidance

	Full Year
	F08E	F07A
	$0.70-$0.74	$0.55
Includes:
Transformation-related expenses	($0.08)	($0.11)
Integration expense	—	($0.04)
Purchase accounting impact	—	($0.04)
In fiscal 2008, the Company expects cash provided by operating activities, less cash used in investing activities to be approximately $180 to $200 million. This compares to $(1,114.7) million in fiscal 2007, which included $1,310.6 million of cash used in the acquisitions of Meow Mix and Milk-Bone. Our adjusted cash flow 1 in fiscal 2007 was $195.9 million, which compares favorably to our fiscal 2007 guidance of $150 to $170 million, both of which excluded the purchase of Meow Mix and Milk-Bone.
Reconciliations of Non-GAAP Financial Measures
(in millions)
Selected Cash Flow Data

Fiscal Year
Ended
April 29,
2007
Net cash provided by operating activities, as reported (GAAP)	$230.1
Net cash used in investing activities, as reported (GAAP)	(1,344.8)

Cash flow	(1,114.7)
Net cash used in business acquisitions	1,310.6

Cash flow, as adjusted	$195.9

[1]	Cash provided by operating activities, less cash used in investing activities plus cash used in the acquisitions of Meow Mix and Milk-Bone.

Operating Income and EPS Impact of Transformation, Integration, and Purchase Accounting Factors by
Reportable Segment

	Pet Products	Consumer Products	Corporate	Total		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07
Transformation-related expense	($2.0)	($4.6)	($29.2)	($35.8)	($0.11)	($6.2)	($29.6)
Integration expense	($13.3)	$0.0	$0.0	($13.3)	($0.04)	($1.4)	($11.9)
Purchase accounting impact	($12.0)	$0.0	$0.0	($12.0)	($0.04)	($12.0)	$0.0

Total	($27.3)	($4.6)	($29.2)	($61.1)	($0.19)	($19.6)	($41.5)

	Pet Products	Consumer Products	Corporate	Total		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07 Q4
Transformation-related expense	($1.6)	($2.7)	($4.0)	($8.3)	($0.03)	($3.9)	($4.4)
Integration expense	($2.4)	$0.0	$0.0	($2.4)	($0.01)	($0.4)	($2.0)
Purchase accounting impact	($1.6)	$0.0	$0.0	($1.6)	($0.00)	($1.6)	$0.0

Total	($5.6)	($2.7)	($4.0)	($12.3)	($0.04)	($5.9)	($6.4)

	Pet Products	Consumer Products	Corporate	Total		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07 Q3
Transformation-related expense	$0.2	($1.9)	($5.2)	($6.9)	($0.02)	($1.7)	($5.2)
Integration expense	($2.3)	$0.0	$0.0	($2.3)	($0.01)	($0.2)	($2.1)
Purchase accounting impact	($3.0)	$0.0	$0.0	($3.0)	($0.01)	($3.0)	$0.0

Total	($5.1)	($1.9)	($5.2)	($12.2)	($0.04)	($4.9)	($7.3)

	Pet Products	Consumer Products	Corporate	Total		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07 Q2
Transformation-related expense	($0.6)	$0.0	($10.8)	($11.4)	($0.03)	($0.6)	($10.8)
Integration expense	($6.2)	$0.0	$0.0	($6.2)	($0.02)	($0.6)	($5.6)
Purchase accounting impact	($2.9)	$0.0	$0.0	($2.9)	($0.01)	($2.9)	$0.0

Total	($9.7)	$0.0	($10.8)	($20.5)	($0.06)	($4.1)	($16.4)

	Pet Products	Consumer Products	Corporate	Total		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07 Q1
Transformation-related expense	$0.0	$0.0	($9.2)	($9.2)	($0.03)	$0.0	($9.2)
Integration expense	($2.4)	$0.0	$0.0	($2.4)	($0.01)	($0.2)	($2.2)
Purchase accounting impact	($4.5)	$0.0	$0.0	($4.5)	($0.01)	($4.5)	$0.0

Total	($6.9)	$0.0	($9.2)	($16.1)	($0.05)	($4.7)	($11.4)

Webcast Information
     Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2007 fourth quarter and full year results and outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to www.delmonte.com, click on the Investor Tab and under Events click Q4 and Full Year 2007 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical, quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1- 888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.4 billion in net sales in fiscal 2007. With a powerful portfolio of brands including Del Monte®, StarKist®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in nine out of ten American households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE:DLM) visit the Company’s website at www.delmonte.com.
Non-GAAP Financial Measures
Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures. The non-GAAP cash flow measures that the Company is using to compare its fiscal 2008 guidance to its fiscal 2007 results exclude cash used in the acquisitions of Meow Mix and Milk-Bone. Del Monte uses this non-GAAP financial measure internally to benchmark its performance against the guidance it provided for fiscal 2007, which had not included the cash used in the acquisitions of Meow Mix and Milk-Bone, and believes this information is also helpful to investors. When looking internally at year-over-year changes in cash flow, the Company generally excludes the cash used in or provided by large acquisitions or divestitures, such as the fiscal 2007 acquisitions of Meow Mix and Milk-Bone and the fiscal 2006 divestiture of its soup and infant feeding businesses, and it provided fiscal 2007 guidance on the same basis. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the non-GAAP financial measures used by Del Monte may differ from non-GAAP measures used by other companies.

Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results, including the expected costs of the transformation plan, as well as to the Company’s long-term potential and competitiveness.
Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, grains (including corn), meat by-products and tuna; the accuracy of our assumptions regarding costs and other matters; our ability to increase prices and manage the price gap between our products and competing private label products, our ability to reduce costs; logistics and other transportation-related costs; our recent pet food and pet snacks recall or other product recalls; our debt levels and ability to service and reduce our debt; reduced sales, disruptions, costs or other charges to earnings or expenses that may be generated by our strategic plan and transformation plan efforts; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; efforts to improve the performance and market share of our businesses; changes in U.S., foreign or local tax laws and effective rates; effectiveness of marketing and trade promotion programs; changing consumer and pet preferences; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; availability, terms and deployment of capital; interest rate fluctuations; reliance on third-parties, including co-packers, our broker and third-party distribution centers or managers; product liability claims and other litigation; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; weather conditions; crop yields; any acceleration of our departure from Terminal Island, CA; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; wage rates; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.
These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and most recent quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
Our declaration of future dividends, if any, is subject to final determination by our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position, among other things.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except share and per share data)

	Three Months Ended		Fiscal Year Ended
	April 29,	April 30,	April 29,	April 30,
	2007	2006	2007	2006
Net sales	$940.1	$799.2	$3,414.9	$2,998.6
Cost of products sold	703.0	595.3	2,515.7	2,213.9

Gross profit	237.1	203.9	899.2	784.7
Selling, general and administrative expense	148.8	117.0	577.6	479.9

Operating income	88.3	86.9	321.6	304.8
Interest expense	39.0	21.4	154.6	88.2
Other expense	0.6	0.1	0.4	1.1

Income from continuing operations before income taxes	48.7	65.4	166.6	215.5
Provision for income taxes	11.9	23.7	53.6	78.5

Income from continuing operations	36.8	41.7	113.0	137.0

Income (loss) from discontinued operations before income taxes	(0.3)	23.9	(0.8)	51.0
Provision (benefit) for income taxes	(0.2)	7.7	(0.4)	18.1

Income (loss) from discontinued operations	(0.1)	16.2	(0.4)	32.9

Net income	$36.7	$57.9	$112.6	$169.9

Earnings per common share (EPS)
Basic:
Basic Average Shares	202,211,973	199,953,333	201,424,077	201,747,249
EPS — Continuing Operations	$0.18	$0.21	$0.56	$0.68
EPS — Discontinued Operations	—	0.08	—	0.16

EPS — Total	$0.18	$0.29	$0.56	$0.84

Diluted:
Diluted Average Shares	205,032,669	202,901,190	203,804,556	204,192,309
EPS — Continuing Operations	$0.18	$0.21	$0.55	$0.67
EPS — Discontinued Operations	—	0.08	—	0.16

EPS — Total	$0.18	$0.29	$0.55	$0.83

Net Sales by Segment
(in millions)

	Three Months Ended		Fiscal Year Ended
	April 29,	April 30,	April 29,	April 30,
Net Sales:	2007	2006	2007	2006

Consumer Products	$594.9	$573.4	$2,133.0	$2,142.3
Pet Products	345.2	225.8	1,281.9	856.3

Total company	$940.1	$799.2	$3,414.9	$2,998.6

Operating Income by Segment
(in millions)

	Three Months Ended		Fiscal Year Ended
	April 29,	April 30,	April 29,	April 30,
Operating Income:	2007	2006	2007	2006

Consumer Products	$39.6	$59.1	$170.4	$212.4
Pet Products	66.5	41.1	234.0	141.8
Corporate (a)	(17.8)	(13.3)	(82.8)	(49.4)

Total company	$88.3	$86.9	$321.6	$304.8

(a)	Corporate represents expenses not directly attributable to reportable segments. For the three months and fiscal year ended April 29, 2007, Corporate includes $4.0 and $29.2 of transformation-related expenses, respectively, including all severance-related restructuring costs.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	April 29,	April 30,
	2007	2006
ASSETS

Cash and cash equivalents	$13.0	$459.9
Restricted cash	—	43.3
Trade accounts receivable, net of allowance	261.1	237.8
Inventories	809.9	764.2
Prepaid expenses and other current assets	132.5	111.9

TOTAL CURRENT ASSETS	1,216.5	1,617.1

Property, plant and equipment, net	718.6	641.4
Goodwill	1,389.3	758.7
Intangible assets, net	1,198.6	572.5
Other assets, net	38.5	33.2

TOTAL ASSETS	$4,561.5	$3,622.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$508.7	$450.9
Short-term borrowings	21.8	1.7
Current portion of long-term debt	29.4	58.6

TOTAL CURRENT LIABILITIES	559.9	511.2

Long-term debt	1,951.9	1,242.5
Deferred tax liabilities	368.0	228.1
Other non-current liabilities	229.5	327.1

TOTAL LIABILITIES	3,109.3	2,308.9

Stockholders’ equity:
Common stock	$2.1	$2.1
Additional paid-in capital	1,021.7	989.5
Treasury stock, at cost	(133.1)	(126.5)
Accumulated other comprehensive income (loss)	24.4	(7.9)
Retained earnings	537.1	456.8

TOTAL STOCKHOLDERS’ EQUITY	1,452.2	1,314.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,561.5	$3,622.9

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)

	Fiscal Year Ended
	April 29,	April 30,
	2007	2006
OPERATING ACTIVITIES:
Net income	$112.6	$169.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100.6	92.0
Deferred taxes	52.9	(12.0)
(Gain)/loss on asset disposals	1.2	(13.8)
Stock compensation expense	15.2	9.3
Tax benefit from stock options exercised	0.9	2.7
Other non-cash items, net	2.0	(0.8)
Changes in operating assets and liabilities
Trade accounts receivable, net	(4.0)	(25.0)
Inventories	(2.8)	(14.3)
Prepaid expenses and other current assets	(13.2)	(12.4)
Other assets, net	(1.9)	0.7
Accounts payable and accrued expenses	2.5	60.1
Other non-current liabilities	(35.9)	4.8

NET CASH PROVIDED BY OPERATING ACTIVITIES	230.1	261.2

INVESTING ACTIVITIES:
Capital expenditures	(95.0)	(69.1)
Net proceeds from disposal of assets	17.5	295.5
Cash used in business acquisitions, net of cash acquired	(1,310.6)	—
(Increase)/decrease in restricted cash	43.3	(43.3)
Other items, net	—	(0.7)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,344.8)	182.4

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	821.5	171.2
Payments on short-term borrowings	(801.4)	(170.5)
Proceeds from long-term debt	745.0	—
Principal payments on long-term debt	(64.8)	(1.5)
Payments of debt-related costs	(10.0)	—
Dividends paid	(32.1)	(8.0)
Issuance of common stock	15.3	6.3
Purchase of treasury stock	(6.6)	(126.5)
Excess tax benefits from stock-based compensation	0.8	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	667.7	(129.0)

Effect of exchange rate changes on cash and cash equivalents	0.1	(0.6)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(446.9)	314.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	459.9	145.9

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13.0	$459.9

CONTACTS:

Media Contact	Analysts
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Citigate Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
# # #